Exhibit 23

                         Consent of Independent Auditors

The Board of Directors
Getchell Gold Corporation:

     We consent to the incorporation by reference in the Registration Statement (No. 33-80335) on Form S-8 of Getchell Gold Corporation - Getchell Gold 401(k) Savings Plan of our report dated June 26, 1998, relating to the statement of net assets available for plan benefits of the Getchell Gold 401(k) Savings Plan as of December 31, 1997 and 1996 and the related statement of changes in net assets available for plan benefits and related schedules for the year ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 11-K of the Getchell Gold 401(k) Savings Plan.





                                          KPMG Peat Marwick LLP


Denver, Colorado
June 29, 1998

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